                                 EXHIBIT H 10.21


                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the January 11, 1999, by and between CHESAPEAKE BIOLOGICAL LABORATORIES, INC., a Maryland corporation (the "Corporation"), and THOMAS P. RICE (the "Executive").

                                    RECITALS

         The Corporation has offered to employ Executive as its President and Chief Executive Officer, and Executive has accepted such offer of employment. The Corporation and the Executive consider it in their mutual best interests that the Executive enter into this Employment Agreement to define the terms and conditions of the Executive's employment.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, the Corporation and the Executive hereby agree as follows:

         1.       FULL-TIME EMPLOYMENT OF EXECUTIVE.

                  1.1.      DUTIES AND STATUS.

                            (a) Effective January 11, 1999, the Corporation
hereby engages the Executive as a full-time executive employee for the period specified in Section 4 hereof (the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. At all times during the Employment Period, the Executive shall hold the offices of President and Chief Executive Officer, and at such time as William Tew is no longer a member of the Board of Directors, and provided that Executive then continues to serve as a member of the Board of Directors, Executive shall be elected Chairman of the Board, so long as no Change in Control (as hereinafter defined) of the Corporation shall have occurred. During the Employment Period: (i) the Executive shall exercise such authority and perform such executive duties as are commensurate with the duties of President and Chief Executive Officer of the Corporation, and (ii) the Executive shall be annually nominated as a director of the Corporation. During the Employment Period, there shall be no material decrease in the responsibilities and duties of the Executive, unless otherwise agreed to in writing by the Corporation and the Executive.

                            (b) During the Employment Period, the Executive
shall (i) devote substantially all of his time and efforts to the business of the Corporation and its subsidiaries; (ii) not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes or conflicts or interferes with the performance of his duties hereunder in any way; and (iii) accept such additional office or offices with the Corporation or its subsidiaries to which he may be elected by the Board of Directors of the Corporation, provided that the performance of the duties of such office or offices shall be consistent with the scope and nature of the duties provided for in paragraph (a) of this Section 1.1. The foregoing shall not preclude the Executive from devoting a reasonable amount of his time to (i) management of his personal business investments, (ii) civic and charitable affairs, (iii) supervision of his personal investments and (iv) serving on boards of directors of other corporations, provided, in each case, that such activities do not interfere with the performance of the Executive's duties under this Agreement.

                            (c) The Executive shall be required to perform the
services and duties provided for in paragraph (a) of this Section 1.1 only at the location of the executive offices of the Corporation in the Baltimore metropolitan area.

                            (d) The Executive shall be entitled to vacations,
leaves of absence and leaves for illness or temporary disability in accordance with the policies of the Corporation as in effect from time to time, which policies shall not be less favorable than those in effect at the date of this Agreement. Any leave on account of illness or temporary disability which is less than total disability as defined in the Corporation's long-term disability insurance plan ("Total Disability") and which continues for a continuous period of less than 180 consecutive days shall not constitute a breach by the Executive of his obligations hereunder.

                  1.2. COMPENSATION AND GENERAL BENEFITS. As compensation for his services under this Agreement, the Executive shall be compensated as follows:

                            (a) The Corporation shall initially pay the
Executive an annual base salary of $150,000, which shall be payable in periodic equal installments no less frequent than the periodic installments in effect for salaries of senior executives of the Corporation immediately prior to the effective date of this Agreement. Such base salary shall be subject to normal periodic review by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"), at least annually, for increases based on the policies established by the Compensation Committee and based on the Executive's contributions to the enterprise. Notwithstanding the foregoing, until the earlier to occur of (i) such time as the Corporation receives at any time or from time to time hereafter net proceeds from one or more equity investments, whether through the sale of common or preferred stock of the Corporation or otherwise, in an amount equal to or exceeding, in the aggregate, $3,000,000, or (ii) January 3, 2000, the Executive agrees that one-half of his base salary shall not be paid but shall accrue, with all such accrued amounts to be paid immediately following the earlier to occur of the Corporation's receipt of such net proceeds or January 3, 2000.

                            (b) The Executive also shall be eligible for
periodic incentive compensation payments, commencing after the Corporation has reported net earnings for two consecutive calendar quarters, in amounts the Compensation Committee considers appropriate in its sole and absolute discretion. Any such compensation, in the form of cash paid to the Executive as a bonus or as part of a profit or incentive cash compensation program established from time to time, shall be hereinafter referred to as "Incentive Compensation." Promptly after the Corporation reports net earnings for two consecutive calendar quarters, the Compensation Committee shall meet to determine whether to pay Executive an incentive bonus. Thereafter, so long as the Corporation remains profitable, the Compensation Committee shall consider, at least annually, whether to cause the Corporation to pay incentive bonuses to Executive; provided, however, that the Corporation shall have no obligation hereunder to pay such incentive bonus to Executive.

                            (c) During the Employment Period, the Executive
shall be entitled to such fringe benefits as are now or hereafter made available to the Corporation's executive officers generally and to participate in the Corporation's 401(k) plan as well as such plans of the Corporation relating to stock options, employee stock ownership, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee benefits as the Corporation has adopted or may hereafter adopt for the benefit of its executive officers. If requested to do so by the Executive, the Corporation agrees to promptly reimburse the Executive for his payment of the premiums on the Executive's current family Blue Cross medical insurance during the Employment Period, in lieu of the Executive's participation in the Corporation's group medical insurance plan. The Executive shall include copies of the relevant premium invoices whenever he requests such reimbursement.

                            (d) The Corporation shall reimburse the Executive
for his reasonable out-of-pocket expenses incurred in connection with performing his duties hereunder on behalf of the Corporation, subject to the Executive's compliance with the Corporation's policies for expense reimbursement as in effect from time to time.

                            (e) As an inducement essential for Executive to
accept the Corporation's offer of employment, the Corporation hereby grants the
Executive: (i) a non-qualified option to purchase 200,000 shares of the Corporation's Class A Common Stock at an exercise price of $1.00 per share, in accordance with the Stock Option Agreement attached hereto as Exhibit A, and
(ii) an incentive stock option under the Corporation's existing Incentive Stock Option Plan to purchase 50,000 shares of the Corporation's Class A Common Stock at an exercise price equal to the average of the closing "bid" and "asked" prices of the Corporation's Class A Common Stock as quoted on the Nasdaq National Market as of the date hereof, with such options to vest in two equal installments on December 2, 2000 and January 1, 2001.

                            (f) As promptly as possible following execution of
this Agreement, and provided that the Executive is insurable at standard rates, the Corporation shall obtain a "split dollar" term insurance policy in the face amount of $500,000 on the life of Executive, with the beneficiary thereof to be such person, trust or entity as Executive shall designate from time to time. During the Employment Period, the Corporation shall pay all premiums as and when due on such policy, and upon termination or expiration of the Employment Period, the Corporation shall assign such policy to Executive. The Corporation at all times shall be free to purchase insurance up to an amount of $1,000,000 on the life of Executive, naming the Corporation or its designees as beneficiary, and Executive agrees to cooperate fully in applying for such insurance, including submitting to medical examinations.

         2.       COMPETITION; CONFIDENTIAL INFORMATION.

                  The Executive and the Corporation recognize that due to the nature of his position with the Corporation, the Executive has had access to and has acquired, will have access to and will acquire, and will assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its subsidiaries and affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective products, systems, customers, agents, processes and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation and its affiliates through his personal contact with customers, agents and others having business relationships with the Corporation and its subsidiaries and affiliates, and that there is a danger that this good will, a proprietary asset of the Corporation and its subsidiaries and affiliates, may follow the Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees as follows:

                  2.1.      NON-COMPETITION.

                  At all times during the Employment Period and for a period of one (1) year after expiration or termination of the Employment Period, other than as a result of (i) a termination by the Corporation without cause (pursuant to Section 4.2) or (ii) by the Executive for Good Reason (as defined in Section 5.2(b) hereof):

                            (a) the Executive will not, directly or indirectly,
either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its subsidiaries or affiliates, engage in any activity competitive with the business of the Corporation or its subsidiaries or affiliates;

                            (b) the Executive will not, directly or indirectly,
solicit or otherwise attempt to establish for himself or any person, firm or entity, other than the Corporation or its subsidiaries or affiliates, any business relationship with any person, firm or corporation which was, at the time of termination of the Employment Period, a customer of the Corporation or one of its subsidiaries or affiliates, but only to the extent such business relationship would be competitive with the business of the Corporation or its subsidiaries or affiliates; or

                            (c) the Executive will not, directly or indirectly,
either individually or as owner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its subsidiaries or affiliates, solicit or otherwise attempt to establish for himself or any other person, firm or entity, any employment, agency, consulting or other relationship with any person (except any person with whom the Executive had a business relationship prior to his employment with the Corporation hereunder, other than solely through his previous affiliation with the Corporation as a director) who was an employee of the Corporation or its subsidiaries or affiliates at any time within one year before termination or expiration of the Employment Period.

                  2.2. INVESTMENTS. Nothing in this Section 2 shall be construed to prevent the Executive from owning, as an investment, not more than 2% of a class of equity securities issued by any competitor of the Corporation or its affiliates and publicly-traded and registered under Section 12 of the Securities Exchange Act of 1934.

                  2.3. TRADE SECRETS. The Executive will keep confidential any and all trade secrets and confidential or proprietary information of the Corporation and its subsidiaries and affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or its affiliates during and at all times after the expiration of the Employment Period. For purposes of this Agreement, "trade secrets and confidential or proprietary information" means information unique to the Corporation or any of its subsidiaries or affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation or any of its affiliates or typical of industry practice.

                  2.4. COMPANY PROPERTY. All correspondence, records, documents, software, promotional materials and other Corporation property, including all copies, which come into Executive's possession by, through or in the course of his employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Corporation, and immediately upon the termination of Executive's employment, Executive shall return to the Corporation all such property of the Corporation.

         3.       CORPORATION'S REMEDIES FOR BREACH.

                  It is recognized that damages in the event of breach of
Section 2 by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

         4.       EMPLOYMENT PERIOD.

                  4.1. DURATION. The Employment Period shall commence on January 11, 1999, and shall continue through December 31, 2000; PROVIDED, HOWEVER, the Employment Period shall automatically be renewed for one year periods beginning on each January 1, commencing on January 1, 2001, unless either the Corporation or the Executive gives the other at least 90 days advance written notice of non-renewal. Notwithstanding the preceding sentence, the Employment Period shall automatically terminate upon the Executive's death, retirement or Total Disability, or upon a termination by the Corporation for cause under Section 4.2 hereof. In the event that the Employment Period shall terminate upon the Executive's death, retirement or Total

Disability, or for cause under Section 4.2 hereof, the Corporation shall pay the Executive his base salary and Incentive Compensation to the extent as accrued through the date of such termination, at the rate or rates then in effect, and the Corporation shall have no further obligation to the Executive under this Agreement. Any reference herein to "termination" of the Executive's employment shall not be deemed to mean or include the cessation of the Executive's employment with the Corporation as a result of expiration of the Employment Period on December 31, 2000 or on or as of December 31 of any subsequent calendar year upon non-renewal of the Employment Period by the Corporation.

                  4.2. TERMINATION FOR CAUSE. The Executive's employment under this Agreement may be terminated by the Board of Directors of the Corporation for cause. As used in this Agreement, termination for cause shall mean the Executive's termination for gross negligence, commission of a felony, incompetence, fraud or dishonesty involving the Corporation's assets, intentional failure to perform his duties hereunder or any other material breach by the Executive of this Agreement (including, without limitation, Section 2 hereof). The Corporation shall notify the Executive in writing at least 15 days in advance of any proposed termination for cause, indicating in detail the specific reasons for such termination and shall extend to the Executive the opportunity during such 15 days to cure the breach or misconduct if the same is capable of being cured. In the event that the Executive's employment under this Agreement is terminated for cause, the Corporation shall pay the Executive his base salary and Incentive Compensation to the extent accrued through the date of such termination, at the rate or rates then in effect, and the Corporation shall have no further obligation to the Executive under this Agreement.

                  4.3.      TERMINATION WITHOUT CAUSE.

                            (a) In the event the Executive's employment
hereunder is terminated without cause other than a termination as a result of, or in connection with or following, a Change in Control pursuant to Section 5, the Executive shall be entitled to receive (i) the greater of (x) the compensation described in Section 1.2(a) of this Agreement for the unexpired remainder of the Employment Period and the benefits described in Section 1.2(c) of this Agreement (other than those benefits, E.G. stock option plan, profit sharing plan and education benefits, which are available only to employees of the Corporation to which the Executive will not be entitled, except that, in the case of health, life, disability and other insurance plans or programs in which the Executive participated immediately prior to the termination, such benefits shall continue, provided that the Executive's continued participation is permissible under the general terms and provisions of such plans or programs, or in the event that such continued participation is barred or not otherwise permissible or available, the Corporation shall arrange to provide the Executive, at the expense of the Corporation, with benefits substantially similar to those which the Executive had been receiving under such plans health, life, disability and other insurance and programs immediately prior to the time of termination of the Executive's employment for the unexpired remainder of the Employment Period), or (y) one year's annual salary as in effect on the date of such termination, in either case together with (ii) an amount equal to the Incentive Compensation, if any, the Executive received during the twelve-months' period immediately preceding such termination. All payments under this Section 4.3(a) shall be made in three substantially equal monthly installments, commencing on the first day of the first calendar month immediately following the month during which the date of termination occurred and continuing on the first day of each of the two immediately succeeding consecutive calendar months, without present value discount, except that if the Corporation is to continue to provide benefits pursuant to clause (x) above, it shall do so for the longer of the unexpired remainder of the Employment Period or one year from the date of such termination.

                            (b) The Executive shall not be required to mitigate
the amount of any payment or benefit to which he may be entitled under this Agreement by seeking other employment, nor shall any such amount be reduced by remuneration earned from other sources if his employment is terminated without cause.

                            (c) The Executive agrees that the compensation and
benefits to which he shall be entitled in the event of termination of his employment hereunder without cause shall be in lieu of all other claims which the Executive may make against the Corporation by reason of such termination of employment. Reference herein to termination of the Executive's employment hereunder "without cause" shall not mean or include, but shall specifically exclude, termination upon death, retirement or Total Disability of the Executive.

                            (d) The Executive and the Corporation recognize
that, due to the relationship of the Executive and the Corporation and such relationship's susceptibility to public comment which may be injurious to the Executive or the Corporation, or both, it is necessary for the protection of both parties that neither party make any disparaging public statements concerning the termination of this Agreement and the arrangements made pursuant thereto. The Executive and the Corporation, accordingly, agree that neither the Executive nor the Corporation will make any public comments about the other at any time following the termination of this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, and subject in any event to any obligation on the part of the Corporation under applicable law, including federal securities laws, to issue a press release or otherwise to make public comment regarding such matters.

         5.       CHANGE IN CONTROL.

                  5.1       TERMINATION IN CONNECTION WITH CHANGE IN CONTROL.

                            (a) If, during the term of this Agreement, there is
a "Change in Control" of the Corporation and the Executive terminates his employment under this Agreement voluntarily for "Good Reason" (as defined in Section 5.2 hereof) within six months after the Change in Control of the Corporation or such employment is terminated by the Corporation without cause in connection with or within six months after the Change in Control of the Corporation (unless such termination occurs by virtue of Executive's normal retirement, Total Disability or death, or the Employment Period expires or is not renewed), as consideration for services previously rendered to the Corporation and in lieu of any future payments to the Executive under Section 1.2(a) hereof, the Executive will be entitled to receive a lump sum cash payment as provided for herein (an "Involuntary Severance Payment"), and the Corporation shall have no further obligation to the Executive under this Agreement. The amount of the Involuntary Severance Payment shall equal the applicable multiple (I.E., one times or two times) of (or if the Change in Control occurs on or after January 1, 2001, one times) the Executive's annual compensation (including both salary and any Incentive Compensation) paid by the Corporation to or accrued for the benefit of the Executive for the most recently completed taxable year of the Corporation ending prior to such termination of employment; PROVIDED, HOWEVER, if the Executive has been employed by the Corporation for less than one year as of the Change in Control, the Involuntary Severance Payment shall equal two times the Executive's then current annual base salary plus the applicable multiple of any Incentive Compensation payment paid to the Executive since his employment by the Corporation commenced. The amount of the Involuntary Severance Payment shall not be reduced by any compensation which the Executive may receive from other employment with another employer after termination of his employment with the Corporation.

                            (b) If during the term of this Agreement there is a
"Change in Control" of the Corporation and the Executive voluntarily terminates his employment hereunder without "Good Reason" within six months after the Change in Control but prior to expiration of the Employment Period, as consideration for services previously rendered to the Corporation, the Executive shall be entitled to receive a lump sum cash payment (a "Voluntary Severance Payment") equal to the then annual salary payable to the Executive under Section 1.2(a) hereof, and the Corporation shall have no further obligation to the Executive under this Agreement.

                            (c) The Corporation agrees to cause the Compensation
Committee of the Board of Directors to cause all stock options granted to the Executive whether pursuant to the Corporation's Stock Option Plans or otherwise to provide that all options granted under those agreements (including the options granted under Section 1(e) hereof) shall automatically become completely vested no later than immediately prior to any Change in Control.

                  5.2       DEFINITIONS.

                            (a) For purposes of this Agreement, a "Change in
Control" of the Corporation shall be deemed to have occurred if (i) any person, entity or group of persons or entities acting in concert (collectively, a "Person") becomes or become the beneficial owners of 50% or more of the then outstanding shares of Common Stock of the Corporation, (ii) any Person holds revocable or irrevocable proxies entitling them to vote 50% or more of the then outstanding shares of the Corporation's Common Stock (other than the persons named as proxies in any Proxy Statement prepared by management of the Corporation in connection with an annual or special meeting of stockholders called by an officer or the Board of Directors of the Corporation), (iii) a merger, sale of substantially all the assets of the Corporation, share exchange, consolidation or other business combination (as defined in the Maryland General Corporation Law) of the Corporation and any other Person, as a result of which the Corporation's Common Stock becomes exchangeable for other securities or property or cash, or (iv) if a majority of the members of the Board of Directors is replaced during any 12 month period during the Employment Period but only if the directors who replace such majority have not been elected either by the remaining members of the Board of Directors or by the stockholders of the Corporation.

                            (b) For purposes of this Agreement, "Good Reason"
shall include a material reduction in the position, authority, duties or responsibilities of the Executive from those which existed prior to the Change in Control or a reduction in the Executive's job stature as reflected in his title. For example, Good Reason would exist if (i) the Executive's duties and responsibilities were changed so that he was no longer the Chief Executive Officer of the Corporation (including, if the Corporation becomes a division of another entity in a merger and the Executive were designated Chief Executive Officer of the division instead of the entire entity), or (ii) the Executive were required to report to persons other than the Board of Directors of the Corporation or, if the Corporation becomes a subsidiary of another corporation, to the Board of Directors of the parent corporation. If the Executive notifies the Board of Directors of the Corporation that he intends to resign voluntarily for Good Reason, he shall state in his notice the reasons why he believes that Good Reason exists for such resignation. Unless the Corporation, within 15 days of the date of the Corporation's notice of resignation, rejects the Executive's statement that Good Reason exists, the Executive's entitlement to the Involuntary Severance Payment shall be conclusive. If the Board of Directors rejects the Executive's statement of Good Reason within such 15-day period, the dispute shall be resolved by arbitration as provided in Section 10 hereof.

         6.       CERTAIN ADDITIONAL PAYMENTS BY THE CORPORATION.

                  6.1 EXCISE TAX PROTECTION. In the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
6) (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Corporation shall pay to the Executive an additional amount (a "Gross-Up Payment") such that, after payment by the Executive of all income and employment taxes and any Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  6.2       DETERMINATIONS. Subject to the provisions of Section
6.3 below, all determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation's then independent auditors (the "Accountants"), who shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as may be requested by the Corporation. The Accountants may employ and rely upon the opinion of legal counsel to the extent it deems necessary or advisable. All fees and expenses of the Accountants shall be borne solely by the Corporation. Any Gross-Up Payment determined pursuant to this Section 6 shall be paid by the Corporation to the Executive within five business days of the Corporation's receipt of the Accountants' determinations. If the Accountants determine that no Excise Tax is payable by the Executive, the Accountants shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accountants shall be binding upon the Corporation and the Executive. If no Gross-Up Payment is made by the Corporation or any Gross-Up Payment which is made by the Corporation is determined by the Internal Revenue Service to be insufficient to satisfy the Excise Taxes and/or all applicable income taxes incurred by the Executive on the Gross-Up Payment (in either case, an "Underpayment"), and the Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive. The Executive shall promptly notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would result in the assessment or collection of any Underpayment, and shall permit the Corporation to participate in any proceedings relating to such claim if the Corporation wishes to contest the Internal Revenue Service's claim. The Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                  6.3. REFUNDS. If, after the receipt by the Executive of any amount paid or advanced by the Corporation in connection with a contest undertaken pursuant to Section 6.2, the Executive becomes entitled to receive any refund or credit with respect thereto, the Executive shall (subject to the Corporation's complying with Section 6.2) promptly pay to the Corporation the amount of such refund or credit (together with any interest paid or credited thereon after taxes applicable thereto).

         7.       LEGAL COSTS; INTEREST ON OVERDUE PAYMENTS.

                            (a) The Executive shall be entitled to consult with
counsel with respect to negotiation and execution of this Agreement, and the Corporation agrees to pay the fees of counsel for the Executive in so advising him or in the negotiation of the terms hereof, not to exceed $8,000, plus reasonable disbursements.

                            (b) The Executive shall be entitled to receive
interest (at the prime rate of interest as then announced by the Corporation's then bank lenders) on any payment due to Executive hereunder which is not paid when due (other than payments deferred with the consent of Executive).

         8.       NOTICES.

                  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

         9.       BINDING AGREEMENT.

                  This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his executors, administrators and personal representatives. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the Corporation and any successor of the Corporation as defined in the Maryland General Corporation Law as now in effect; provided that (i) this Agreement shall be binding upon any successor of the Corporation who is a vendee or other transferee of substantially all of the assets of the Corporation only insofar as the obligations of the Corporation hereunder shall have been expressly assumed by such vendee or transferee in connection with or pursuant to such transfer; (ii) this Agreement may not be assigned by the Corporation without the consent of the Executive, and (iii) in the case of a successor by sale or transfer of all or substantially all of the assets of the Corporation, or any other successor in which the Corporation does not cease to exist by operation of the transaction in question as a matter of law, the Corporation or such successor shall not be relieved of its obligations hereunder. All references herein to the Corporation shall be deemed to include any such successor who shall become obligated to the Executive hereunder.

         10.      ENTIRE AGREEMENT; GOVERNING LAW; SEVERABILITY.

                            (a) This Agreement constitutes the entire
understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. The Executive's or Corporation's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                            (b) This Agreement shall be governed by the laws of
the State of Maryland, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

                            (c) Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction where it is not prohibited or unenforceable.

         11.      ARBITRATION.

         Any disputes hereunder which cannot be resolved by negotiations between the Corporation and the Executive shall be submitted to, and determined by, arbitration in accordance with the arbitration rules of Jams/Endispute, Inc., and the parties agree that arbitration shall be the exclusive method of resolution of any dispute under this Agreement and agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the State of Maryland. Arbitration may be held in Baltimore, Maryland or such other place as the parties hereto may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                                CHESAPEAKE BIOLOGICAL LABORATORIES, INC.



                                       By: /s/ Robert J. Mello
-----------------------------              -------------------------------------
                                       Title: Vice President and Secretary


WITNESS:                               EXECUTIVE:




                                           /s/ Thomas P. Rice
-----------------------------              -------------------------------------
                                       Thomas P. Rice